Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

International Lottery & Totalizator Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to Sections 228 and 242 of the DGCL, does hereby certify:

1.            That the name of the Corporation is International Lottery & Totalizator Systems, Inc. and that Corporation was originally incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of Delaware on October 3, 2013, and as subsequently amended and restated December 30, 2014.

2.            That Article IV of the of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph at the end of said Article IV:

At 5:00 p.m., Eastern Time, on December 31, 2014, each nine million two hundred forty-five thousand three hundred seventeen (9,245,317) shares of the Corporation’s Common Stock that are issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Corporation’s Common Stock (the “Reverse Split”).  No fractional shares shall be issued in connection with the Reverse Split.  To the extent that a stockholder holds a number of shares of Common Stock after giving effect to the Reverse Split that is not a whole number, such stockholder shall receive cash in lieu of any fractional shares, determined based on a pre-Reverse Split price of $1.33 per share.

3.            That, after giving effect to the Reverse Spilt, the first sentence of Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

The aggregate number of shares which the Corporation shall have authority to issue is ten (10), par value $0.01 per share (the “Common Stock”).

4.            That the amendment to the Certificate of Incorporation herein certified has been duly adopted by written consent and notice has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this December 30, 2014.

INTERNATIONAL LOTTERY & TOTALIZATOR
SYSTEMS, INC
a Delaware corporation

By:	/s/ Siaw Peng Low
Name:	Siaw Peng Low
Title:	Corporate Secretary